Exhibit 99.1

CUTRALE-SAFRA PROPOSAL TO ACQUIRE CHIQUITA BRANDS INTERNATIONAL: MATERIALS FOR CONSIDERATION AUGUST 28, 2014

THE MISLEADING CHIQUITA INVESTOR PRESENTATION ■ The vast majority of the August 27th Chiquita Investor Presentation is just a reiteration of information already known to the market prior to the announcement of the Cutrale-Safra proposal, when the stock was trading at $10.06 per share − That is why the Chiquita stock price did not change on the date of the release of the presentation ■ It is IRRESPONSIBLE and MISLEADING to show investors on page 30(1) an undiscounted stock price at growth rates of 5/10/15% for an industry and a company that has not grown EBITDA in the last five and ten years − The Present Value of the Stock Price Method used in the definitive proxy 8/6/14 continues to show that the $13 proposal is superior to the merger with Fyffes, even if you believe the last minute, incremental synergies ■ Page 31(1) does not in any way refute the fact that the Cutrale-Safra proposal provides a record high multiple for an acquisition of this scale in the fresh produce sector. Under any methodology, the Cutrale-Safra proposal is higher than the Dole take-private multiple. We are also paying a higher multiple than Bolthouse Farms, a much higher growth and margin company ■ Page 32(1) is COMPLETELY MISLEADING in trying to show that the Cutrale-Safra proposal is inadequate due to the fact that the Chiquita stock price is above $13 per share as it totally ignores the impact of our proposal on the Chiquita stock price. − Chiquita stock price was $10.06 per share, a 7% discount to the price of Chiquita prior to the announcement of the merger with Fyffes on 3/7/14 before the Cutrale-Safra proposal on 8/8/14 ■ In response to page 33(1), there is absolutely no risk to Chiquita shareholders in the Chiquita board engaging in discussions with Cutrale-Safra about its unquestionably superior proposal. The Cutrale-Safra proposal is cash-certain, will not have a financing condition and represents a compelling premium and a record-high multiple. Unlike the proposed Fyffes combination, the Cutrale-Safra proposal has no synergy risk, no integration risk and no Euro risk. If negotiations between the Chiquita board and Cutrale-Safra are for any reason unsuccessful, Chiquita shareholders will be free to pursue their merger with Fyffes (1) Per Chiquita Investor Presentation 8/27/14. 1

ILLUSTRATIVE CHIQUITAFYFFES VALUATION PER SHARE

- Page 30 of Chiquita's 8/27/14 Investor Presentation is misleading by showing an undiscounted stock price at year-end 2015; the analysis in the definitive proxy statement clearly uses a discounted future stock price

($ in millions, except per share data)

ILLUSTRATIVE FINANCIAL PROJECTIONS PRE-SYNERGIES(1)

	2014E	2015E	2016E	5-year median growth y/y
Chiquita	$140	$141	$141	*0.3%*
Fyffes	62	68	75	*10.0%*
EBITDA	$202	$209	$216	3.3%

Fresh Del Monte 5-year median growth of +0.2%
Weighted 5-year median industry growth of +1.6%(2)

The 5/10/15% EBITDA growth in the Investor Presentation(3) is not founded based on long-term historical growth

GOLDMAN SACHS EV/LTM EBITDA MULTIPLES (4)

	Low	-	Mid	-	High
Chiquita	6.5x	-	7.0x	-	7.5x
Fyffes	6.0x	-	6.5x	-	7.0x
Blended	**6.3x**	-	**6.8x**	-	**7.3x**

ILLUSTRATIVE CHIQUITAFYFFES PRESENT VALUE PER SHARE WITH SYNERGIES(5)

$40m synergies assumed:

		EV / LTM EBITDA		
		6.3x	6.8x	7.3x
	0.2%	$9.91	$10.85	$11.79
EBITDA	1.6%	10.23	11.19	12.15
growth	3.3%	10.62	11.61	12.60

$60m synergies assumed:

		6.3x	6.8x	7.3x
	0.2%	$11.04	$12.06	$13.08
EBITDA	1.6%	11.37	12.40	13.44
growth	3.3%	11.76	12.82	13.89

Must believe in the "new" incremental $20 million in synergies <u>and</u> high-end EV / LTM EBITDA multiple <u>and</u> growth significantly above historical industry performance to achieve >$13

(1) Financials based on 2014E EBITDA of $202 million per Chiquita 8/27/14 Investor Presentation. 2015E and 2016E based on assumed growth rate. Year-over-year growth rate based on 5-year median EBITDA growth through 2014E.
(2) Based on 5-year median EBITDA growth rates through 2014E for Chiquita, Fyffes and Fresh Del Monte. Weighting based on relative EBITDA.
(3) Per Chiquita Investor Presentation 8/27/14.
(4) EV / LTM EBITDA ranges per Goldman Sachs analysis per definitive proxy dated 8/6/14. Blended multiple based on relative EBITDA contribution.
(5) Implied share prices assume estimated projected fiscal year end net debt and pro forma ChiquitaFyffes diluted shares outstanding as of 2016E. Assumes 12.0% cost of equity per Goldman Sachs as presented in definitive proxy dated 8/6/14. Per share prices discounted to 8/27/14.

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CUTRALE-SAFRA PROPOSAL: A RECORD HIGH MULTIPLE DOLE MULTIPLE IS MISLEADING: COMPARING LTM TO FORWARD YEAR MULTIPLES? Dole Take-Private Cutrale-Safra Proposal 2013 2002 LTM 2013E LTM LTM 2014E 8.9x 11.8x 6.7x 8.7x 9.7x “Selected transactions included enterprise value as a multiple of EBITDA for the latest twelve months, or LTM EBITDA . . . LTM EBITDA to 2013 Adjusted EBITDA – Chiquita definitive proxy dated 8/6/14 BOLTHOUSE FARMS: GOOD COMPARABLE OR CHERRY-PICKED HIGH MULTIPLE? Bolthouse Farms(1) Chiquita(1) Sales $689 $3,061 2-year CAGR 7% 7.0x 0% EBITDA $152 $107 % margin 22% 7.3x 3% Bolthouse Farms Retail Carrots, 53% CPG, 31% Fresh Logistics, 7% Natural Ingredients, 9% Super-premium, high growth (>20% p.a.) beverage business with >20% EBITDA margin(2) Chiquita Salads and Healthy Snacks, 32% Bananas and Other Produce, 68% Declining growth (-23% since 2010) with ~0% EBITDA margin Source: Company filings, Wall Street Research, Chiquita Investor Presentation 8/27/14, Campbell Soup Investor Presentation 7/9/12. (1) Bolthouse Farms as of 3/31/12. Chiquita as of LTM 6/30/14. (2) Assumes group margins. 3

THE CUTRALE-SAFRA PROPOSAL PROVIDES A RECORD HIGH MULTIPLE ■ The Cutrale-Safra proposal has the highest comparable transaction multiple for an acquisition of this scale in the fresh produce sector ■ The Cutrale-Safra proposal provides an 11.8x multiple of Chiquita’s last twelve months reported Adjusted EBITDA, a far superior value compared to Chiquita’s historical trading multiples 11.8x 10.2x 9.8x 9.7x 9.5x 9.4x 9.4x 9.0x 8.6x 8.2x 8.0x 7.3x 7.2x 6.7x 6.0x Average: 8.5x Cutrale-Safra Proposal Bolthouse Farms / Campbell’s Soup Bolthouse Farms / Madison Dearborn Partners Dole Food / David H. Murdock Birds Eye Foods / Pinnacle Foods Del Monte - Consumer Products / Del Monte Pacific Fresh Express / Chiquita Dole - Asia Fresh / Itochu Del Monte Foods / KKR, Vestar, Centerview Vitacress Salads / RAR Group Earthbound Farm / WhiteWave Foods J.R. Wood / Dole Food Turners & Growers / BayWa Clement Pappas / Lassonde Industries France Champignon / Bonduelle CUTRALE-SAFRA SUPERIOR PROPOSAL ENTERPRISE VALUE/LTM ADJUSTED EBITDA COMPARED TO IDENTIFIED COMPARABLE TRANSACTIONS USED IN CHIQUITA DEFINITIVE PROXY Source: Public comparable transactions per Chiquita definitive proxy dated 8/6/14 and Chiquita Investor Presentation 8/27/14. Note: Average excludes Cutrale-Safra proposal. 4

IMPORTANT DISCLOSURE INFORMATION Cavendish Global Limited and Cavendish Acquisition Corporation, which are jointly owned by an affiliate of the Cutrale Group, Burlingtown UK LTD (“Burlingtown”), and an affiliate of the Safra Group, Erichton Investments Ltd. (“Erichton” and, together with Burlingtown and Cavendish, “Cutrale-Safra”), their respective directors, executive officers and certain employees, and Burlingtown and Erichton, may be deemed, under rules of the Securities and Exchange Commission (“SEC”), to be participants in the solicitation of proxies from Chiquita shareholders in connection with Chiquita’s Special Meeting of Shareholders. Information about the interests in Chiquita of Cutrale-Safra and their respective directors, executive officers and employees are set forth in a preliminary proxy statement that was filed with the SEC on August 15, 2014, as it may be amended from time to time (the “Cutrale-Safra Proxy”).  Investors are urged to read the Cutrale-Safra Proxy which is available now, and the definitive proxy statement and any other relevant documents filed with the SEC when they become available, because they contain (or will contain) important information. The Cutrale-Safra Proxy, and any other documents filed by Cutrale-Safra with the SEC, may be obtained free of charge at the SEC web site at www.sec.gov. The Cutrale-Safra Proxy and such other documents may also be obtained free of charge by contacting Innisfree at: (212) 750-5833 or 501Madison Avenue, 20th Floor, New York, New York 10022. 5